Exhibit 10.2

TERMINATION AGREEMENT

(Subscription Agreement dated 10/26/17)

THIS AGREEMENT is made effective as of October 19, 2018, by and between, RedDiamond Partners, LLC ( “RedDiamond”) and Alliance MMA, Inc. ( the “Company”).

RECITALS

WHEREAS, Reference is made to that certain subscription agreement, dated October 26, 2017, between RedDiamond and the Company (the “Subscription Agreement”), under which RedDiamond purchased shares of common stock and a warrant to purchase common stock;

WHEREAS, A dispute has arisen between RedDiamond and the Company with respect to the operation of the most favored nation clause contained in the Subscription Agreement;

WHEREAS, RedDiamond and the Company desire to settle their dispute upon the terms and conditions set forth in this Agreement.

AGREEMENT

Now, therefore, the parties hereto, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

1.	Issuance of Additional Shares. The Company shall issue RedDiamond within two business day of the date hereof, an additional 794,483 shares of company common stock in full and complete satisfaction of all shares owing under Section 13 (most favored nation clause) of the Subscription Agreement.

2.	Termination of Subscription Agreement. The Subscription Agreement is hereby terminated and neither party shall have any further rights or obligations thereunder.

3.	Mutual Release. Each of the parties hereto hereby releases the other party (and its officers, directors, shareholders and members) from any claims, liabilities or damages arising under or in any way related to the Subscription Agreement.

The Parties hereto have executed this Agreement as an instrument under seal as of the date written above.

RedDiamond Partners, LLC

/s/ John DeNobile
John DeNobile, Managing Member

Alliance MMA, Inc.

/s/ John Price
By: John Price, President